**PRESS RELEASE**

Contact:
Thomas F. Gibney, President and CEO
12 Main Street
Walden, NY 12586
(845) 778-2171

July 28, 2008

            HOMETOWN BANCORP, INC. ANNOUNCES SECOND QUARTER EARNINGS
                          AND 5% STOCK REPURCHASE PLAN


     Hometown Bancorp, Inc., (the "Company") (OTCBB: HTWC) the mid-tier holding company for Walden Federal Savings and Loan Association (the "Bank"), announced earnings of $202,000 for the three months ended June 30, 2008 as compared to $205,000 for the same period in 2007. For the six months ended June 30, 2008, the Company reported net income of $359,000 compared to $385,000 for the same period in 2007.

     The Company has approved a stock repurchase program to purchase up to 5% of its outstanding shares (excluding shares held by Hometown Bancorp, MHC, the Company's mutual holding company), or up to 53,561 shares for a period of up to 12 months. The repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company's liquidity requirements and alternative uses of capital. Any repurchases will be held as treasury stock and will be available for general corporate purposes. The Company anticipates conducting such repurchases in accordance with a Rule 10b5-1 trading plan administered by a broker dealer.

     For the three months ended June 30, 2008, net interest income increased 14.8% to $1.6 million from $1.4 million for the same period in 2007. For the six months ended June 30, 2008, net interest income increased 11.6% to $3.0 million from $2.7 million for the same period in 2007. The increase in net interest income for the three and six month periods in 2008, resulted primarily from a $7.5 million and a $9.9 million increase in the average balance of interest-earning assets and a reduction in the cost of interest-bearing liabilities of 97 and 58 basis points for the respective periods. This was partially offset by a 53 and a 47 basis point decrease in the yield on total interest-earning assets for the three and six months ended June 30, 2008, respectively. Our net interest rate spread in the comparable three and six month periods ended June 30, 2008 and 2007 increased by 44 and 11 basis points, respectively. The net interest margin increased 36 and 14 basis points for the three and six month periods of June 30, 2008 as compared to the same periods in 2007, respectively.

     The provision for loan losses increased by $39,000 to $74,000 and $6,000 to $100,000 for the three and six months ended June 30, 2008 as compared to the same periods in 2007, respectively. The increase in the three and six month provision reflected the increase in the levels of nonperforming loans and weakening economic conditions. Nonperforming loans as a percentage of total loans increased from 0.10% at December 31, 2007, to 0.77% as of June 30, 2008, primarily because of an increase of $864,000 in nonperforming loans to $988,000 as of June 30, 2008. The primary reason for the increase in nonperforming loans was the addition of two nonperforming commercial mortgage loans totaling $580,000.

     As previously disclosed in our Form 10Q for the quarter ended March 31, 2008, our largest lending relationship, consisting of two loans to a real estate developer totaling $3.0 million, was determined by the Office of Thrift Supervision to be in excess of our loans to one borrower limit. The Bank sold a participation in these two loans in June to another institution bringing such lending relationship into compliance with our loans to one borrower limit.

     Non-interest income was $460,000 for the quarter ended June 30, 2008 compared to $441,000 for the quarter ended June 30, 2007. Contributing primarily to the increase in non-interest income for the three months ended June 30, 2008, was a reduction of an accrued liability due to settlement of a litigation matter of approximately $81,000, offset by decreases in banking fees and service charges of $18,000 as compared to the three months ended June 30, 2007, as a result of customer preference for service charge free accounts and the competitive banking environment. Mortgage banking income, net, decreased $22,000 for the three months ended June 30, 2008 as compared to the same period in 2007, as a result of the decrease in the volume of mortgages sold during the period and the gains derived from these sales.

     Non-interest income was $843,000 for the six months ended June 30, 2008 compared to $868,000 for the six months ended June 30, 2007. Non-interest income declined during the six months ended June 30, 2008 primarily due to the decreases in banking fees and service charges of $29,000 as compared to the six months ended June 30, 2007, as a result of customer preference for service charge free accounts and the competitive banking environment. Mortgage banking income, net, decreased $56,000 for the six months ended June 30, 2008 as compared to the same period in 2007, as a result of the decrease in the volume of mortgages sold during the period and the gains derived from these sales. The decrease in non-interest income was partially offset by the $81,000 reduction in the accrued liability discussed above.

     Non-interest expense was $1.6 million for the quarter ended June 30, 2008 compared to $1.5 million for the quarter ended June 30, 2007. Non-interest expense was $3.2 million for the six months ended June 30, 2008 compared to $2.9 million for the six months ended June 30, 2007. The primary reason for the increase in non-interest expense during the three and six month comparable periods were the expenses associated with the opening of a new branch office and the related compensation expenses for increased staffing. Non-interest expense includes expenses of $84,000 and $167,000 for the three and six months ended June 30, 2008 for the Bank's sixth branch which opened in September 2007, in the Town of Newburgh. In addition non-interest expense for professional fees increased by $66,000 and $101,000, for the three and six months ended June 30, 2008, as compared to the same periods in the prior year primarily due to expenses relating to being a public company.

     Total assets grew $5.5 million, or 4.2%, to $138.2 million at June 30, 2008 from $132.7 million at December 31, 2007. Loans net, increased $5.3 million, or 4.4%, from $121.5 million at December 31, 2007 to $126.8 million at June 30,
2008. Loan growth during the six months of 2008 consisted of $4.7 million in residential mortgages, $2.5 million in land loans offset by, a decrease of $1.6 million in commercial business loans. Cash and cash equivalents decreased by $47,000, while investment securities decreased by $168,000 primarily due to principal repayments on mortgage-backed investments.

     Total deposits were $114.2 million at June 30, 2008 compared to $112.1 million at December 31, 2007, an increase of $2.1 million or 1.9%. The increase was predominately in core deposits of $3.7 million offset by a decrease in certificates of deposit of $1.6 million mostly due to promotional certificates of deposit maturing and our decision to use lower cost borrowings from the FHLB to fund the loan growth.

     Total borrowings were $3.0 million at June 30, 2008 compared to no borrowings at December 31, 2007. The borrowings were advances from the FHLB used to partially fund the loan growth.

     Total stockholders' equity increased $380,000 from $18.5 million at December 31, 2007 to $18.9 million at June 30, 2008. This increase was primarily due to earnings of $359,000 for the six months ended June 30, 2008.

     Hometown Bancorp, Inc. is the holding company for Walden Federal Savings & Loan Association. Established in 1919, Walden Federal is a community-oriented financial institution headquartered in Walden, New York. Through its six offices, Walden Federal offers a full-range of financial services to individuals and businesses within its market area.

     This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

                        Selected Financial and Other Data




---------------------------------------------------------------------------------------------
                                                       June 30,               December 31,
(Dollars in thousands)                                   2008                     2007
---------------------------------------------------------------------------------------------
Financial Condition Data:
Total assets                                              $138,216                  $132,690
Investment securities                                        2,609                     2,777
Loans receivable, net                                      126,813                   121,510
Deposits                                                   114,191                   112,061
Borrowings                                                   3,000                         -
Total stockholders' equity                                  18,860                    18,480

Capital Ratios:
Average equity to average assets                             13.94  %                  10.67  %
Equity to total assets at the end of the period              13.65                     13.93

Asset Quality Ratios:
Allowance for loan losses as a percent of total
loans                                                         0.69  %                   0.64  %
Allowance for loan losses as a percent of
nonperforming loans                                          89.07                    634.68
Net charge-offs to average outstanding loans
during the period (annualized)                                0.01                      0.02
Nonperforming loans as a percent of total loans               0.77                      0.10



---------------------------------------------------------------------------------------------------------------------------
                                                      Three Months Ended June 30,               Six Months Ended June 30,

(Dollars in thousands)                                 2008                 2007                2008                2007
                                                       ----                 ----                ----                ----
---------------------------------------------------------------------------------------------------------------------------
Operating Data:
Interest income                                        $ 2,149              $ 2,189             $ 4,331             $ 4,282

Interest expense                                           568                  812               1,303               1,569
                                                    -----------------------------------------------------------------------

Net interest income                                      1,581                1,377               3,028               2,713

Provision for loan losses                                   74                   35                 100                  94
                                                    -----------------------------------------------------------------------
Net interest income after provision for loan
losses                                                   1,507                1,342               2,928               2,619

Noninterest income                                         460                  441                 843                 868

Noninterest expenses                                     1,646                1,452               3,193               2,862
                                                    -----------------------------------------------------------------------
Income before taxes                                        321                  331                 578                 625

Income tax expense                                         119                  126                 219                 240
                                                    -----------------------------------------------------------------------
Net income                                              $  202               $  205              $  359              $  385
---------------------------------------------------------------------------------------------------------------------------

Earnings Per Common Share:
Basic and diluted                                       $ 0.09               $ 0.15              $ 0.16              $ 0.29
Weighted average shares outstanding                      2,293                1,342               2,292               1,326

Performance Ratios (1):
Return on average assets                                  0.59  %              0.64  %             0.53  %             0.62  %
Return on average equity                                  4.30                 8.94                3.83                8.63
Interest rate spread (2)                                  4.30                 3.86                4.01                3.90
Net interest margin (3)                                   4.85                 4.49                4.68                4.54
Noninterest income to average assets                      1.35                 1.38                1.26                1.40
Noninterest expense to average assets                     4.84                 4.55                4.75                4.61
Efficiency ratio (4)                                     80.65                79.87               82.49               79.92
Average interest-earning assets to average
   interest-bearing liabilities                         132.17               123.56              133.15              124.30


   (1) Performance ratios are annualized.
   (2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
   (3) Represents net interest income as a percent of average interest-earning assets.
   (4) Represents noninterest expense divided by the sum of net interest income and noninterest income.